EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 27, 2017

To the Participants, Benefit Plan Administration Committee, and Investment Committee
DTE Energy Company Savings and Stock Ownership Plan

We hereby consent to the incorporation by reference in this Annual Report on Form 11-K of the DTE Energy Company Savings and Stock Ownership Plan as of, and for the year ended, December 31, 2016 of our report dated June 27, 2017, included in Registration Statement No. 333-157768 of DTE Energy Company on Form S-8, dated June 27, 2017, relating to the statements of net assets available for benefits as of December 31, 2016 and 2015, the statement of changes in net assets available for benefits for the year ended December 31, 2016, and the schedule of assets (held at end of year) as of December 31, 2016.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan